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EXHIBIT 99.1



FOR IMMEDIATE RELEASE
December 7, 2001
                                            Contact:  Sonja Tuitele
                                                      Corporate Communications
                                                      (720) 562-4984

WILD OATS MARKETS, INC. ANNOUNCES THE RESIGNATION OF TWO BOARD MEMBERS

         BOULDER, Colo., December 7 - Wild Oats Markets, Inc. (NASDAQ: OATS), a leading national natural and organic foods retailer, today announced that Michael C. Gilliland and his wife, Elizabeth C. Cook, have resigned from the Board of Directors, effective December 6, 2001. The co-founders of Wild Oats said they are leaving the Board so that they may pursue other endeavors and diversify their investment portfolio.

         "Both of us have reduced our day-to-day involvement with the Company in recent years, and we now feel it is time for us to completely move on to other endeavors," said Mr. Gilliland. "We are pleased with the new management and the progress they have made in improving the financial performance of the Company. While we regret that other time commitments prevent our continued involvement, we believe Wild Oats is well-positioned to maximize the growth potential of this industry going forward."

         Mr. Gilliland and Ms. Cook founded the Company in 1987 with the purchase of a single natural and organic food store in Boulder, Colo. Over the years, the couple built Wild Oats into a national chain of more than 100 natural food stores in the U.S. and Canada. Ms. Cook served as Executive Vice President of the Company until May 2001, and Mr. Gilliland stepped down from his position as CEO earlier this year. Perry Odak joined Wild Oats Markets in March 2001 as President, CEO and a member of the Board to lead the Company into its next phase of development and growth.

         "Mike Gilliland and Libby Cook built this Company on a vision that has led to significant success over the years, and we thank them for their service as leaders of this Company and members of the Board," said Mr. Odak. "We appreciate their continued support of Wild Oats and wish them well in their future endeavors."

         Wild Oats Markets, Inc. is a nationwide chain of natural and organic food markets in the U.S. and Canada. With annual sales of nearly $900 million, the company currently operates 109 stores in 23 states and British Columbia. The Company's natural food stores include Wild Oats

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Natural Marketplace, Henry's Marketplace, Nature's - a Wild Oats Market, Sun
Harvest Farms and Capers Community Markets. For more information, please visit the Company's website at www.wildoats.com.